Exhibit 99.1

EXXARO RESOURCES LIMITED

Incorporated in the Republic of South Africa

(Registration Number: 2000/011076/06)

JSE share code: EXX

ISIN code: ZAE000084992

ADR code: EXXAY

Bond Code: EXX02

ISIN Code: ZAG000115965

(Exxaro or the Company)

EXXARO ANNOUNCES THE COMMENCEMENT OF AN OFFERING TO DISPOSE OF UP TO 19.55 MILLION SHARES IN TRONOX AND CAUTIONARY ANNOUNCEMENT

February 24, 2021: Exxaro Resources Limited (JSE:EXX) today announces that it has commenced a public offering in the United States of up to 17 million ordinary shares in Tronox Holdings plc (NYSE: TROX) (“Tronox”). Tronox is the world’s leading integrated manufacturer of titanium dioxide pigment, globally engaged in the mining, production and marketing of inorganic minerals and chemicals. In addition, Tronox yesterday exercised its “flip-in” call option over Exxaro’s 26% shareholdings in Tronox’s South African subsidiaries, for which Tronox is delivering to Exxaro approximately 7.2 million newly-issued Tronox ordinary shares.

J.P. Morgan, BofA Securities, Deutsche Bank Securities and Morgan Stanley have been appointed to act as joint book-running managers and underwriters for the offering. Exxaro has granted the underwriters a 30-day option to purchase up to 2.55 million additional Tronox ordinary shares (“Tronox shares”) from Exxaro at the public offering price, less underwriting discounts and commissions. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

In connection with the 2012 transaction in which Exxaro contributed part of its mineral sands operations to Tronox in exchange for Tronox shares, Exxaro and Tronox granted each other a “flip in” right such that, following the occurrence of certain events, Tronox or Exxaro could exercise its option to exchange Exxaro’s 26% shareholding in Tronox’s South African operating subsidiaries for an additional 7.2 million Tronox shares. With these additional Tronox shares, Exxaro owns approximately 22 million Tronox shares, which represents approximately 14.6% of Tronox’s total outstanding voting shares.

If today’s offering is completed, Exxaro’s ownership in Tronox would be reduced to approximately 5 million shares, or approximately 3.3% of Tronox’s total outstanding voting shares, assuming no exercise of the underwriters’ option to purchase additional Tronox shares.

The proposed transaction and potential subsequent disposals are in line with Exxaro’s stated strategy to monetise its stake in Tronox over time in the best possible manner taking into account prevailing market conditions. The funds from the proposed disposal of Tronox shares will be used to repay debt, invest in renewable energy projects and make distributions to shareholders in accordance with Exxaro’s capital allocation framework.

Exxaro shareholders are advised that Exxaro’s sale of its Tronox shares is a Category 2 transaction in terms of the JSE Limited Listings Requirements. Accordingly, Exxaro shareholders are advised to exercise caution when dealing in Exxaro’s securities until further detailed announcements relating to the transaction are made.

The offering to which this Announcement relates is being made pursuant to Tronox’s effective shelf registration statement on Form S-3 filed by Tronox with the United States Securities and Exchange Commission (the “SEC”) on April 24, 2020 (the “Registration Statement”). The Tronox shares will be offered by means of a prospectus and accompanying prospectus supplement forming a part of the Registration Statement. Before prospective investors invest in any ordinary shares, they should read the prospectus and accompanying prospectus supplement included in the Registration Statement and other documents that Tronox has filed with the SEC for more complete information about Tronox and the offering. The Registration Statement, the prospectus and accompanying prospectus supplement and the documents incorporated by reference therein are available for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, a copy of the prospectus and accompanying prospectus supplement may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, toll-free: +1 (866) 803-9204, email: prospectus-eq_fi@jpmchase.com; BofA Securities, Inc., NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, Attn: Prospectus Department, Email: dg.prospectus_requests@bofa.com; Deutsche Bank Securities Inc., Attention: Prospectus Department, 60 Wall Street, New York, New York 10005, telephone: 800-503-4611, or email: prospectus.cpdg@db.com; or Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department.

Editor’s note

Exxaro is a resources group with business interests in South Africa, Europe, the United States of America and Australia. Exxaro’s asset portfolio includes coal operations and investments in iron ore, pigment manufacturing, renewable energy (wind) and residual base metals.

Forward-Looking Statements

This announcement contains “forward-looking statements”, which are statements that are not historical facts and that are based upon Exxaro management’s current beliefs and expectations. These statements are subject to uncertainty and changes in circumstances and contain words such as “believe”, “intended”, “expect”, and “anticipate”, and include statements about expectations for future results and actions, such as statements concerning the anticipated final terms, timing and completion of the proposed and any future offering and the potential proceeds and application of proceeds resulting from the proposed offering. Any statement in this announcement that expresses or implies Exxaro’s intentions, beliefs, expectations or predictions (and the assumptions underlying them) is a forward-looking statement. Forward-looking statements involve inherent risks, uncertainties and assumptions that may be beyond Exxaro’s control. If such risks or uncertainties materialise or such assumptions prove incorrect, actual results or actions could differ materially from those expressed or implied by such forward-looking statements and assumptions. The forward-looking statements contained in this announcement are made as at the date hereof, and Exxaro expressly disclaims any obligation to update or correct any forward-looking statements made herein due to the occurrence of events after the issuance of this announcement.

Enquiries

Mzila Mthenjane

Executive Head: Stakeholder Affairs

Tel: +27 12 307 4481

Mobile: +27 83 417 6375

Email: mzila.mthenjane@exxaro.com

JSE lead sponsor to Exxaro: Absa Corporate and Investment Bank, a division of Absa Bank Limited.

JSE joint equity sponsor: Tamela Holdings (Proprietary) Limited.